May 7, 2009

SmartHeat Inc.
A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110027

Re:           Registration Statement on Form S-1/A

Ladies and Gentlemen:

We are acting as special Nevada counsel for SmartHeat Inc., a Nevada corporation (the “Company”), and have examined Amendment No. 4 on Form S-1/A (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 2,023,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company, 393,000 shares of which are issuable upon exercise of warrants (the “Warrants”).

We have reviewed and are familiar with (a) the Company’s Articles of Incorporation, as amended, and Bylaws certified to us by the Company, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Common Stock and the Warrants, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that to the extent that the shares of Common Stock are currently outstanding, they are legally and validly issued, fully paid and nonassessable, and to the extent the Common Stock is issuable upon exercise of the Warrants, when issued in accordance with the exercise provisions of such Warrants, will be duly authorized and legally issued by the Company and fully paid and nonassessable.  This opinion is limited to matters governed by the laws of the State of Nevada.

Holland & Hart LLP  Attorneys at Law
Phone (775) 327-3000  Fax (775) 786-6179  www.hollandhart.com
5441 Kietzke Lane  Second Floor  Reno, Nevada 89511
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4480358_1.DOC

SmartHeat Inc. May 7, 2009 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP